Exhibit 14

INTER PARFUMS, INC.

CODE OF BUSINESS CONDUCT

PURPOSE:

    This Code of Business Conduct contains the specific corporate policies adopted by the Board of Directors that relate to the legal and ethical standards of conduct of senior executive and senior financial officers of Inter Parfums, Inc., as well as its employees.

    The purpose of this Code of Business Conduct is to provide a general statement regarding the Company's expectations as to the legal and ethical nature of conduct of the Company's senior executive and senior financial officers, as well as employees and to provide for the administration of the Company's Code of Business Conduct.

    Further, the Company is publicly owned and its common stock is registered and traded in accordance with United States federal securities Laws and with rules and regulations promulgated by the United States Securities and Exchange Commission ("SEC"). Therefore, the Company is subject to strict disclosure requirements and must disclose to the public all material information relating to its business affairs and financial condition. In addition, the Company is required to promptly disclose amendments to this Code of Business Conduct and waivers of conduct under this Code of Business Conduct granted to its senior executive and senior financial officers.

    Moreover, this Code of Business Conduct is intended to enhance the qualifications of the Code of Business Conduct as a program that, under the United States Sentencing Guidelines, is reasonably designed, implemented and enforced so as to be generally effective in preventing and detecting criminal conduct.

DEFINITIONS:

    As used in the Code of Business Conduct:

    "Company" means Inter Parfums, Inc., a Delaware corporation, its divisions, subsidiaries, and successors.

    "High Level Personnel" means individuals who have substantial control over the Company or who have a substantial role in policy-making within the Company, including directors, executive officers and individuals in charge of a major business or functional unit of the Company, such as sales, administration or finance.

    "Laws" means laws and rules and regulations of governmental agencies and authorities.

POLICY:

A. Standards of Conduct.

    It is the Company's policy to observe and comply with all Laws applicable to it or the conduct of its business wherever located. In some situations the applicable Law of the United States may conflict with the applicable Law of another country. In such cases the Company will endeavor to resolve such conflict following the guidance of its attorneys. Where such a conflict cannot be resolved, the applicable Law of the United States will be observed and complied with by the Company.

    The Code of Business Conduct sets forth specific corporate policies governing the conduct of the business of the Company. These policies were developed and are intended to be applied in good faith with reasonable business judgment in order to enable the Company to achieve its operating and financial goals within the framework of the Law.

    It is the personal responsibility of each employee and agent of the Company to adhere to the standards and restrictions, whether imposed by Law or the Code of Business Conduct, applicable to his or her assigned duties and responsibilities and to conduct himself or herself accordingly. Such standards and restrictions require each employee to avoid any activities which would involve the Company in any practice which is not in compliance with the Code of Business Conduct. Any employee who does not adhere to such standards and restrictions is acting outside the scope of his or her employment.

B. Administration of Code of Business Conduct.

The Code of Business Conduct of the Company shall be administered as follows:

        1. Scope of Code of Business Conduct.

    The Audit Committee shall, periodically, in light of the experience of the Company, review the Code of Business Conduct, and when necessary or desirable, make recommendations to the Board of Directors (i) to ensure its continued compliance with applicable Law, and (ii) to ensure that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

    2. Allocations of Responsibility.

    The Audit Committee shall be responsible for the administration of the Code of Business Conduct. The Audit Committee shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility. Such procedures shall provide for obtaining advice of legal counsel where appropriate. In discharging these responsibilities, the Audit Committee may delegate authority to such committees, officers and other employees and may engage such agents and advisors as it shall deem necessary or desirable.

    3. Delegation of Substantial Discretionary Authority.

    No employee of the Company shall delegate substantial discretionary authority to any individual who such employee knows, has reason to know, has a propensity to engage in illegal activities. For this purpose, persons with "substantial discretionary authority" include (i) High-level Personnel, (ii) individuals who exercise substantial supervisory authority, such as a plant manager or a sales manager, and (iii) any other individuals who, although not a part of the Company's management, nevertheless exercise substantial discretion when acting within the scope of their authority (for example, an individual with authority to negotiate or set price levels or an individual authorized to negotiate or approve significant contracts).

    4. Communication of Policies.

    To ensure the continued dissemination and communication of the Code of Business Conduct, the Audit Committee shall take, or cause to be taken, reasonable steps to communicate effectively the standards and procedures included in the Code of Business Conduct to employees and agents of the Company.

    5. Monitoring and Auditing.

    The Audit Committee shall take reasonable steps to monitor and audit compliance with the Code of Business Conduct, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of the Code of Business Conduct by employees and agents of the Company.

    The information developed by the Company's independent accountants in performing their engagement by the Company shall be made available to the Audit Committee in its capacity as administrator of the Code of Business Conduct as a means of monitoring and auditing compliance with the Code of Business Conduct.

    The Chief Financial Officer of Inter Parfums, Inc. and the Director of Finance of Inter Parfums, S.A. shall report to the Audit Committee, at least once each year, regarding the general effectiveness of the Code of Business Conduct.

    6. Reporting System.

    If any employee of the Company has any concerns with respect to any violations of Law, this Code of Corporate Conduct, or questionable accounting practices or auditing matters of the Company or any of its subsidiaries, then please advise the Chairman of the Audit Committee. It is strongly suggested that the matter be put into writing. Employees need not provide their names, as their concerns may be submitted anonymously. No retaliation shall be taken against any employee who submits any such concerns. Notice of this procedure, as well as the contact information of the Chairman of the Audit Committee, shall be provided to all employees.

    It shall be a violation of this Code of Business Conduct to intimidate or impose any form of retribution on any employee or agent who utilizes such reporting system in good faith to report suspected violations (except that appropriate action may be taken against such employee if such individual is one of the wrongdoers).

    7. Investigation of Violations.

If, through operation of the Company's compliance monitoring and auditing systems or its violation reporting systems or otherwise, the Company receives information regarding an alleged violation of the Code of Business Conduct, the person or persons authorized by the Audit Committee to investigate alleged violations of the Code of Business Conduct shall:

    (1) evaluate such information as to gravity and credibility;

    (2) initiate an informal inquiry or a formal investigation with respect thereto;

    (3) prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

    (4) make the results of such inquiry or investigation available to the Board of Directors or the Audit Committee for action (including disciplinary action by the Audit Committee); and

    (5) recommend changes in the Code of Business Conduct necessary or desirable to prevent further similar violations.

    The Company may disclose the results of investigations to law enforcement agencies.

    8. Disciplinary Measures.

    The Company shall consistently enforce its Code of Business Conduct through appropriate means of discipline. Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code of Business Conduct have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Company who has so violated the Code of Business Conduct.

    The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

    Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

    9. Documentation.

    The Company shall document its compliance efforts and results to evidence its commitment to comply with the standards and procedures set forth above. All documents relating to alleged violations, including complaints, investigations, compliance, and disciplinary measures, shall be retained by the Company for a period of three (3) years, unless otherwise required by any applicable Laws or court order.

C. Conflicts of interest

PURPOSE:

    This policy establishes guidelines and procedures regarding timely and proper disclosure of possible conflicts of interests which a senior executive officer, senior financial officer or an employee may have in connection with job duties and responsibilities in order that management may review and approve each situation as necessary to protect the best interests of the Company and its responsibilities as a public company.

POLICY:

    1. The Company prohibits conflicts of interest unless specifically approved by the Audit Committee or its designee as provided below.

    2. Outside business interests of its employees might possibly conflict with the interests of the Company. An adequate definition of what constitutes a conflict of interest is most difficult. The minimum standard is that required by law. However, there are certain situations which the Company will always consider to be conflicts of interest. These occur if the employee or any other person having a close personal relationship with the employee:

    a. obtains a significant financial or other beneficial interest in one of the Company's suppliers, customers or competitors without first notifying the Company and obtaining written approval from the Audit Committee or its designee;

    b. engages in a significant personal business transaction involving the Company for profit or gain, unless such transaction has first been approved by the Audit Committee or its designee;

    c. accepts money, gifts of other than nominal value, excessive hospitality, loans or other special treatment from any supplier, customer or competitor of the Company (loans from lending institutions at prevailing interest rates are excluded);

    d. participates in any sale, loan or gift of Company property without obtaining approval from the Audit Committee or its designee; or

e. learns of a business opportunity through association with the Company and discloses it to a third party or invests in the opportunity without first offering it to the Company.

    3. "Person having a close personal relationship with the employee" refers to the employee's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, any person living in the same home with the employee or any business associate of the employee.

    4. Outside directorships may create a conflict of interest situation. Inquiries as may be appropriate under the circumstances are to be made by the persons responsible for the contemplated transactions in order to determine whether such conflicts exist.

    5. The use of Company property or obtaining of Company services for personal benefit may create a conflict of interest situation.

    6. The disclosure of a financial or other beneficial interest does not mean that the Company will deem it significant or substantial enough to be prohibited. Each case will be decided on an individual basis.

PROCEDURE:

    1. Each of the Chief Executive Officer and Chief Financial Officer of Inter Parfums, Inc., the Chief Executive Officer and Director of Finance of Inter Parfums, S.A., as well as each other employee, if any, who, in the opinion of such executive officers or the Audit Committee, may be able to direct or influence the use or disposition of any significant amount of funds or other assets of the Company shall provide a certificate of disclosure and compliance relating to this Conflicts of Interest Policy..

    2. The Chief Financial of Inter Parfums, Inc. and Director of Finance of Inter Parfums, S.A. shall provide the certificates referred to in paragraph 1 above from their respective companies to the Audit Committee prior to the completion of the audit of the Company's financial statements on an annual basis.

    3. Certificates of compliance will be completed by all employees upon first becoming subject to this standard. Supplemental and annual reports for such employees will be obtained as may be directed by the Audit Committee.

    4. The certificate of compliance selection and reporting process will be reviewed annually by the Audit Committee for adequacy and compliance with this policy.

    5. Results of the reporting process and the nature of significant exceptions, if any, will be communicated annually to the Audit Committee.

D. Internal Accounting Controls, Procedures and Records

PURPOSE:

    This policy establishes guidelines and procedures related to keeping books and records that in reasonable detail accurately and fairly reflect the Company's transactions and dispositions of assets. The Company shall maintain a system of internal accounting controls to ensure reliability and adequacy of its books and records and proper recording of all transactions including dispositions of assets. Further, as the Company is publicly owned and its common stock is registered and traded in accordance with United States federal securities Laws and with rules and regulations promulgated by the United States SEC, the Company is subject to strict disclosure requirements and must disclose to the public all material information relating to its business affairs and financial condition.

POLICY:

    1. Authorization. The only transactions to be entered into by the Company are those which are executed in accordance with management's specific authorization or established, formalized policies and procedures.

    2. Approval. No transaction will be recorded in the accounts of the Company unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated employee. Such approval requires the determination that the transaction (i) has been authorized in accordance with this Code of Business Conduct and (ii) is supported by documentary evidence to verify the validity of the transaction.

    3. Accounting. All transactions entered into by the Company will be recorded in the accounts of the Company in accordance with normal, standard procedures. Each entry will be coded into an account which accurately and fairly reflects the true nature of the transaction.

    4. Reporting. All transactions that have been accounted for in accordance with this Code of Business Conduct will be accumulated and processed in a manner which will permit preparation of financial statements, reports and data for purposes of internal, public and regulatory reporting. Such statements, reports and data must be in a form sufficient to reflect accurately and fairly the results of transactions entered into by the Company and to permit proper accountability for assets.

    5. Responsibility. The implementation and maintenance of internal accounting controls, procedures and records that are adequate in all respects to satisfy the requirements of this Code of Business Conduct will be the primary responsibility of the Chief Financial Officer of Inter Parfums, Inc. and Director of Finance of Inter Parfums, S.A.

    6. Auditing. Compliance with the provisions and requirements of this Code of Business Conduct will be tested and evaluated as may be necessary, or as directed by the Audit Committee. All control failures regarding this Code of Business Conduct will be reported to management so that deficiencies can be corrected and assurance of compliance with the terms of this Code of Business Conduct maintained.

PROCEDURE:

    1. The Company will continuously evaluate its internal accounting controls, procedures and records to ensure compliance with the requirements of this Code of Business Conduct. Such evaluation will be documented in a form suitable for inspection by outside parties, such as regulatory authorities, if the need arises.

    2. The Company will take action to remedy any deficiency in internal accounting controls, procedures and records to ensure continuing compliance with the requirements of this Code of Business Conduct.

    3. The Chief Financial Officer of Inter Parfums, Inc. and Director of Finance of Inter Parfums, S.A., together with the Chairman of the Audit Committee, will ascertain that the Company's audit scope, procedures and programs are adequate (i) for the purpose of testing and evaluating internal accounting controls, procedures and records and (ii) for complete reporting of deficiencies in internal accounting controls, procedures and records.

    4. On or before 31 January of each year, the Chief Financial Officer of Inter Parfums, Inc. and Director of Finance of Inter Parfums, S.A will prepare a written summary applicable to the preceding fiscal year which sets forth financial management's evaluation of the Company's internal accounting controls, procedures and records. Such a summary will consider financial management's overall evaluation and results of audits performed during the year, internal and external. For deficiencies noted in the evaluation, remedial action in progress or contemplated will be set forth in the summary. The summary will be addressed to the Audit Committee.

E. Sensitive Transactions

PURPOSE:

    This policy advises employees and agents of the Company's position regarding sensitive transactions and requires that transactions are executed, and access to assets is permitted, only in accordance with management's authorization.

POLICY:

    1. The Company will conduct its business in compliance with applicable Law and requires that all Company personnel to avoid any activities which could involve the Company in any unlawful practice. Without limiting the generality of the foregoing, the Company's personnel are strictly prohibited from paying any bribe, kickback or other similar unlawful payment to, or otherwise entering into a sensitive transaction with, any public official, political party or official, candidate for public office or other individual, in any country, to secure any contract, concession or other favorable treatment for the Company. Company personnel who make such payments are subject to appropriate action by the Company, as well as the legal consequences of applicable Law.

    2. The term "sensitive transactions" is commonly used to describe a broad range of corporate dealings that are generally considered to be either illegal, unethical, immoral or to reflect adversely on the integrity of management. The transactions are usually in the nature of kickbacks, bribes or payoffs made in order to influence favorably some decision affecting a company's business or for the personal gain of an individual. Any extraordinary payment made from Company funds, including extravagant entertainment or gifts of significant value, for the express purpose of obtaining or retaining business or unduly influencing some matter in favor of the Company could be considered a "sensitive payment". These payments may be considered to be bribes and may result in violation of applicable Law.

    3. Sensitive transactions may result in violation of United States federal Laws such as domestic anti-bribery Laws, mail fraud and wire fraud statutes, anti-racketeering statutes and the Foreign Corrupt Practices Act (the "FCPA"), as well as state Laws or Laws of other countries in which a subsidiary company has operations. If violations occur, the Company and its officers and directors as well as employees directly involved may be subject to fines, imprisonment and civil litigation.

    4. The Company is publicly owned and its common stock is registered and traded in accordance with United States federal securities Laws and with rules and regulations promulgated by SEC. Therefore, the Company is subject to strict disclosure requirements and must disclose to the public all material information relating to its business affairs and financial condition and conduct which is deemed to reflect on the integrity of its management.

    5. Sensitive payments may violate the FCPA which prohibits a company from corruptly offering or giving anything of value to: a foreign official, including any person acting in an official capacity for a foreign government; a foreign political party official or political party; or a candidate for foreign political office, in any such case, for the purpose of influencing any act or decision of these officials in their official capacity or in violation of their lawful duties in order to help a company obtain or retain business or direct business to any person. The FCPA also prohibits the offering or paying of anything of value to any person if it is known that all or part of the payment will be used for the above prohibited actions. For purposes of compliance with this policy, employees of government-owned corporations are to be considered "foreign officials" and, subject to this policy, payment to influence a matter in favor of the Company shall be prohibited.

    6. The Company may be required to make facilitating or expediting payments to an official or employee of a government outside the United States, the purpose of which is to expedite or to secure the performance of routine governmental action by such government official or employee. Such facilitating payments may not be illegal under the FCPA. Nevertheless, it may be difficult to distinguish a legal facilitating payment from an illegal bribe, kickback or payoff. Accordingly, facilitating payments must be strictly controlled and every effort must be made to eliminate or minimize such payments. Facilitating payments, if required, will be made only in accordance with guidance provided by attorneys for the Company. Any facilitating payments must be recorded as such in the accounting records of the Company.

F. Commercial Bribery

PURPOSE:

    This policy prohibits the payment or transfer of Company funds or assets to suppliers or customers in the form of bribes, kickbacks or other payoffs and prohibits Company employees from participating in such schemes.

POLICY:

    1. The Company prohibits bribes, kickbacks and other payoffs and benefits to suppliers or customers.

    2. The Company also prohibits employees and agents from receiving, directly or indirectly from a third party, anything of a significant value (other than salary, wages or other ordinary compensation paid by the Company) in connection with a transaction entered into by the Company.

    3. Bribes, kickbacks and payoffs include, but are not limited to:

a. Gifts of other than nominal value.

b. Cash payments by employees or third persons, such as agents, suppliers, customers or consultants, who are reimbursed by the Company.

c. The uncompensated use of Company services, facilities or property except as may be authorized by the Company.

d. Loans, loan guarantees or other extensions of credit (except from lending institutions at prevailing rates).

    4. This policy does not prohibit expenditures of nominal amounts for meals and entertainment of suppliers and customers which are an ordinary and customary business expense, if they are otherwise lawful. These expenditures should be included on expense reports and approved under standard Company procedures.

G. Prohibition Against Trading On Undisclosed Material Information.

PURPOSE:

    The use of material non-public information in securities transactions ("Insider Trading") or the communication of such information to others who use it in securities trading ("Tipping") violates the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the non-public information and penalties equal to three times such profits or losses. Further, Insider Trading violations expose the Company, its management, and other personnel acting in supervisory capacities to potential civil liabilities and penalties for the actions of employees under their control who engage in Insider Trading violations.

POLICY:

    If you are aware of material information relating to the Company, which has not yet been made available to the public for at least two (2) full business days, you are prohibited by law as well as by Company policy from trading in the Company's shares or directly or indirectly disclosing such information to any other persons so that they may trade in the Company's shares. It is difficult to describe what constitutes "material" information, but you should assume that any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold our stock, would be material.

    Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal financial information which departs in any way from what the market would expect, important product developments, the acquisition or loss of a major contract, or an important financing transaction. We emphasize that this list is not meant to be exhaustive, but merely illustrative.

    The United States Supreme Court in a leading case, Texas Gulf Sulphur, has stated:

    Anyone in possession of material inside information . . . must abstain from trading in or recommending the securities concerned while such inside information remains undisclosed.

    Not only is it illegal to engage in Insider Trading or convey such information to others in breach of a duty, it is generally illegal to "tip" such information to others who may trade in the securities involved or to recommend the purchase or sale of securities to others while you are in possession of such information. It is the policy of the Company that one should never trade while in possession of material, non-public information or tip or communicate such information to others without first receiving authorization from the Company or our counsel. This policy applies to your personal transactions and those indirectly through a spouse, friend, corporation or other entity. This applies to the securities of the Company and of other corporations. Thus, if in the course of the Company's business, you learn of material non-public information concerning another corporation (such as a customer or supplier) you should abstain from trading in that corporation's securities.

    Further, this policy applies to securities transactions by individuals who reside in the same household with directors, officers and employees of the Company. Strict compliance with these policies and procedures is expected of all directors, officers and employees and members of their households, and any infringement thereof may result in sanctions, up to and including, termination of office or employment.

PROCEDURE

    In addition, to avoid the appearance of impropriety, no trading in the Company's securities is permitted to take place without compliance with the following rules.

* The person who intends to trade in the Company's securities must first contact the Chief Financial Officer of Inter Parfums, Inc., prior to any contemplated purchase or sale.

* There shall be no trading in the Company's securities by Company personnel within ten (10) full business days before the earlier of

(i) the issuance of a press release by the Company concerning its periodic financial information, which occurs approximately five (5) to ten (10) business days before the filing with the SEC of the Company's periodic reports, which are due no later than March 30, May 15, August 14 and November 14 of each year, or

(ii) the actual filing of such periodic reports; and

until two (2) full business days after the actual filing of such periodic reports.

* There shall also be no trading in the Company's securities until not less than two (2) full business days after the release of any other press release or filing with the SEC of a Current Report on Form 8-K by the Company.

* In no event shall there be any trading in the Company's securities by Company personnel without the prior consent from the Company.

H. Confidentiality:

PURPOSE:

    Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating Insider Trading. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as may be required in the normal performance of regular corporate duties.

POLICY:

    All directors and officers, as well as all employees of the Company, are expected to maintain the confidentiality of non-public information. Disclosure of such information to persons outside the Company, whether or not in the form of a recommendation to purchase or sell the securities of the Company is prohibited. You should not discuss confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing non-public information in public places such as elevators, trains, taxis, airplanes, lavatories, restaurants, or other places where the discussions might be overheard.

PROCEDURE:

    This prohibition applies specifically, but not exclusively, to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to release such information, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Chief Financial Officer of Inter Parfums, Inc. for inquiries concerning Inter Parfums, Inc. and to the Director of Finance of Inter Parfums, S.A., for inquiries concerning Inter Parfums, S.A.

I. Antitrust Laws

PURPOSE:

    This policy provides guidelines for compliance with all applicable antitrust Laws.

POLICY:

    1. The Company will comply in all respects with applicable antitrust Laws.

    2. No director, officer, employee or agent of the Company shall enter into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor in regard to prices, terms or conditions of sale or service, production, distribution, territories or customers; nor exchange or discuss with a competitor prices, terms or conditions of sale or service, or any other competitive information; nor engage in any other conduct which violates any applicable antitrust Law. Normal subcontracting arrangements or joint proposals with competitors which are not in violation of applicable antitrust laws and which have been approved by counsel to the Company are not prohibited by this policy. Any discussion with competitors in connection with a project in which the competitor is an alliance partner, joint venturer or subcontractor must be precleared and coordinated with counsel to the Company.

PROCEDURE:

    Each employee responsible for the conduct or practices of the Company which may involve the application of the antitrust Laws shall consult with and be guided by the advice of counsel to the Company. Any questions on matters having possible antitrust implications must be referred to counsel to the Company prior to taking any action with respect to such matters.

J. Fraud

PURPOSE:

    This policy establishes and communicates the Company's policy regarding the prohibition, recognition, reporting and investigation of suspected fraud, defalcation, misappropriation and other similar irregularities.

POLICY:

    1. The Company prohibits all fraud.

    2. The responsibility for detecting fraud in the Company is that of management. The Chief Financial Officer of Inter Parfums, Inc. and Director of Finance of Inter Parfums, S.A. each bears the primary responsibility for detecting fraud in their respective companies.

    3. Situations involving suspected fraud shall be reported to the Chief Financial Officer of Inter Parfums, Inc. and Director of Finance of Inter Parfums, S.A or the Audit Committee. Any investigation will be conducted under the authorization and direction of the Audit Committee.

    4. The Chief Financial Officer of Inter Parfums, Inc. and Director of Finance of Inter Parfums, S.A or the Audit Committee shall be notified of suspected significant fraud (more than $50,000 of estimated loss) in their respective companies, and, without regard to amount of loss, any fraud involving an executive officer of the Company.

    5. Fraud investigations involving more than $50,000 of estimated loss, and any fraud, without regard to amount of loss involving an executive officer of the Company, shall be reported to the Audit Committee and to the full Board of Directors.

K. Sexual Harassment

POLICY

    It is the policy of Company that all employees should be able to work in an environment free from sexual harassment. Company will not tolerate sexual harassment in the work environment. No individual shall retaliate or discriminate against another individual because of the latter's filing of a sexual harassment complaint. Any individual who is found to have filed a false and malicious complaint will be subject to disciplinary action, including but not limited to, termination.

Definition

    Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature when:

    * submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment;

    * submission to or rejection of such conduct by an individual is used as a basis for employment decisions or other decisions affecting such individual; or

    * such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile, or offensive work environment.

    Such conduct includes, but is not limited to, objectionable epithets, demeaning depictions or treatment, and threatened or actual abuse or harm.

PROCEDURE

    The following procedures are intended to protect the rights of both the aggrieved party and the party against whom an allegation of sexual harassment is made. Each charge will be properly investigated. Both parties are to be questioned, and an investigation for corroborative evidence will be made, including but not limited to, interviews of witnesses.

    In situations that require immediate action because of safety or other concerns, Company may take appropriate disciplinary action, e.g., suspension with pay, pending the initiation of an investigation.

    Any employee with a complaint of sexual harassment should contact the Chief Financial Officer of Inter Parfums, Inc. or Director of Finance of Inter Parfums, S.A, to obtain information on the procedure for handling such complaints. Any question regarding either this policy statement or a specific fact situation should be addressed to Chief Financial Officer of Inter Parfums, Inc. or Director of Finance of Inter Parfums, S.A. as may be the case.

    Sexual harassment investigations shall be reported to the Audit Committee.

    Department heads should take appropriate steps to disseminate this policy statement and to inform employees of the procedures for lodging complaints. All employees are expected to assist in implementing this policy

ADOPTION:

    This policy was adopted by the Board of Directors of the Company on 30 June 2003 and is effective as of such date.